Eastern Light Capital Comments on Today's Stock Price Increase

SAN FRANCISCO, CA -- 10/06/2008 -- Eastern Light Capital, Incorporated ("ELC") (AMEX: ELC), a specialty lender organized as a real estate investment trust, has received a number of recent inquiries about today's common stock trading. After today's close, Richard J. Wrensen, Chairman and Chief Executive Officer, commented, "While we are unaware of any specific reason for today's increase in Eastern Light Capital's common stock price, about 30 months ago we began to de-leverage our capital structure, and have reduced the systemic risk of current credit market conditions to our shareholders."

This afternoon, ELC's common stock closed at $6.15, up $1.47 in above average trading volume. Year to date the common share price has appreciated approximately 52% and the Company has reported net income in 2008's first and second quarter. At today's closing price, the common shares trade for approximately 79% of the June 30, 2008 basic book value. In early 2006, the Company suspended all new residential mortgage originations and eliminated new mortgage investing to concentrate on residential asset management and reducing debt.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has historically invested in non-GSE conforming mortgage loans located in California. Only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. ELC is examining strategic changes to its capital structure, investment policies and business model to enhance shareholder value. The Company has previously forecast that it expects to report a profit for the fiscal year ended December 31, 2008.

This document contains "forward-looking statements" (within the meaning of the private Securities litigation reform Act of 1995) that inherently involve risk and uncertainties. ELC's actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of the changes and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, Incorporated. San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
(415) 693-9500
IR@caitreit.com
www.caitreit.com